Exhibit 3.12

CERTIFICATE OF DESIGNATION

OF

THE RELATIVE RIGHTS AND PREFERENCES

OF

THE SERIES E CONVERTIBLE PREFERRED STOCK

OF

ACTIVECARE, INC.

The undersigned, the Chief Financial Officer of ActiveCare, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the following resolution creating a series of preferred stock, par value $0.00001 per share, designated as Series E Convertible Preferred Stock, was duly adopted on May 16, 2013, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the laws of the State of Delaware and the Corporation’s Certificate of Incorporation, as amended, the Board of Directors hereby establishes that Four Hundred Thousand (400,000) shares of the Corporation’s authorized but unissued undesignated shares of Preferred Stock, shall be designated as Series E Convertible Preferred Stock (the “Series E Preferred Stock”).

RESOLVED FURTHER, that the remaining balance of the Corporation’s authorized but unissued and undesignated shares of Preferred Stock shall continue to be undesignated as to series.

RESOLVED FURTHER, that the Series E Preferred Stock shall have the relative rights, restrictions and preferences set forth in Appendix A attached hereto.

RESOLVED FURTHER, that Four Million (4,000,000) shares of the Corporation’s authorized and unissued Common Stock are hereby reserved and set aside for issuance upon the conversion of the Series E Preferred Stock into Common Stock, such number of shares of Common Stock to be subject to adjustment as provided in the Certificate of Designation of the Relative Rights, Restrictions and Preferences of Series E Convertible Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on day of September 3, 2013.

Signed:
Michael G. Acton
Chief Financial Officer

Appendix A

ACTIVECARE, INC.

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CERTIFICATE OF DESIGNATION OF

PREFERENCES AND RIGHTS

of

SERIES E PREFERRED STOCK

of

ACTIVECARE, INC.

Pursuant to Section 151 of the

General Corporation Law

of the State of Delaware

ActiveCare, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), its Board of Directors (the “Board of Directors”) has adopted the following resolution fixing the powers, preferences and rights, and the qualifications, limitations or restrictions of the Corporation’s Series E Preferred Stock, par value $0.00001 per share:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, the voting powers, preferences and relative, participating, optional and other special rights of the shares of such Series E Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Rank

The Series E Preferred Stock shall, with respect to payment of dividends, distributions, redemption payments and the distribution of assets upon liquidation, winding up or dissolution, rank (i) senior to all Junior Securities, (ii) on a parity with all Parity Securities and (iii) junior to all Senior Securities.

Section 2. Dividends

Holders of Series E Preferred Stock shall be entitled to receive monthly dividend payments as agreed by contract with the Holder at the time the Series E Preferred Stock is acquired by the Holder from the Company, in the form attached hereto as Schedule I. Unless otherwise agreed in writing with the Holder, cash for making payments of dividends and security of the obligation of the Corporation for payment of dividends hereunder shall be provided by certain contracts of the Corporation (“Pledged Accounts”) attached to and forming a part of the Subscription Agreement for the Series E Preferred Stock executed by the Holder and accepted by the Corporation. Should an included Pledged Account be terminated for any reason prior to the full redemption of the Series E Preferred Stock, the terminated account shall be replaced by the Corporation and the new Pledged Account shall be included in the Pledged Accounts securing the obligation of the Corporation under this Section 2. The Holder of the Series E Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series E Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued on account of the Series E Preferred Stock, such payment shall be distributed ratably among the Holders of the Series E Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Series E Preferred Stock then outstanding.

Section 3. Redemption

(a) General. The Corporation, at its sole discretion, may redeem the Series E Preferred Stock in full or in part, at any given time. The Holder, at its discretion, shall have 30 calendar days from the date the Corporation issues notification of a partial or full redemption of the Series E Preferred Stock (the “Redemption Notice Period”) to give notice to the Corporation of the Holder’s intent to convert the Series E Preferred Stock into restricted shares of the Corporation’s Common Stock. All dividend payments shall be paid in full through the last day of the most recently completed month before any redemption may be offered by the Corporation. The redemption price of the Series E Preferred Stock shall be the amount indicated on the Holder’s individual Schedule I, based on the period the Holder has held the Series E Preferred Stock or any security of the Corporation exchanged for the Series E Preferred Stock, owing as of the date of redemption (the “Redemption Price”). The Redemption Price is to be modified if the Corporation performs a reverse or forward split of its Common Stock.

(b) Payment of Funds. Upon surrender of the certificates for any shares to be redeemed in accordance with this Section 3, such shares shall be redeemed by the Corporation at the date set in the notice provided by the Corporation under subsection (a), above, and the Redemption Price shall be paid in cash by wire transfer of immediately available funds to an account or accounts designated by the Holder of Series E Preferred Stock whose shares are being redeemed. In the event that less than all of the shares of Series E Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be promptly issued to the Holder thereof without cost to such Holder.

(c) Representations. Any notice of redemption pursuant to this Section 3 shall be accompanied by a representation by the Corporation to the effect that the consummation of the redemption will not render the Corporation insolvent or unable to pay its debts as they become due, and that it will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or require any consent, approval or authorization under, any indenture, credit agreement or other material agreement to which the Corporation or any of its Subsidiaries is a party or by which any of them are bound or to which any of their property is subject, or give the holder of any note, debenture or other evidence of indebtedness the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation or any of its Subsidiaries.

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(d) Failure to Discharge a Redemption Obligation. If the Corporation does not have sufficient funds or capital and surplus legally available to discharge any Redemption Obligation (or is otherwise prohibited from affecting such redemption), the Corporation shall take all actions required or permitted under the DGCL to permit such redemption of the Series E Preferred Stock (including without limitation (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the DGCL to create a sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption), and the Corporation shall redeem as many shares of Series E Preferred Stock as it may legally redeem, ratably from the Holders thereof in proportion to the number of shares held by the Holders from which shares are being redeemed, and shall thereafter from time to time, as soon as it shall have funds available therefor, use such funds to redeem as many shares of Series E Preferred Stock as it legally may redeem until it has fully discharged all Redemption Obligations. Shares of Series E Preferred Stock not redeemed as required pursuant to any Redemption Obligation shall accrue dividends at the rate of 12% per annum on the Accrued Value thereof accruing on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) and compounding quarterly from and after the redemption date or the Optional Redemption Date, as applicable, until such shares are redeemed by the Corporation in accordance with this Section 3.

(e) Partial Redemption of Series E Preferred Stock. As payments are made to a Holder in the amounts indicated in the Holder’s applicable Schedule I, the payment of amounts in excess of the dividend portion of such payments shall be credited against the payment of the Redemption Price under this Section 3. At such time as all dividend payments listed on Schedule I have been received by a Holder, the Corporation shall have the option to redeem such Holder’s shares of Series E Preferred Stock by payment to the Holder of $0.00001 per share and the Holder shall surrender the certificates evidencing such shares.

Section 4. Voting Rights; RESTRICTIONS

(a) General. Except for the limited rights in Section 4(b) below, the Series E Preferred Stock is non-voting stock and the Holders of Series E Preferred Stock will not be entitled to voting rights.

(b) Restrictions. Except where the vote of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, the Corporation (which, for the purposes of this Section 5(b), will include any Subsidiary of the Corporation) shall not, without the prior consent or approval of the Holders of at least 51% of the issued and outstanding shares of Series E Preferred Stock, voting as a separate class amend, alter, repeal, restate, or supplement this Certificate of Designation (in each case, whether by reclassification, merger, consolidation, reorganization or otherwise) in a manner which alters or changes, in any manner adverse to the Holders of Series E Preferred Stock, the powers, preferences, privileges or rights of the Series E Preferred Stock or which otherwise would adversely affect the rights, privileges or preferences of the Series E Preferred Stock;

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Section 5. Conversion

(a) Terms of Conversion. The Series E Preferred Stock shall be convertible, at the option of the Holder thereof, at any time, and from time to time, whether or not the Corporation has given notice of redemption under Section 3, on the terms and conditions set forth in this Section 5, into fully paid and non-assessable shares of Common Stock. The Conversion Price shall be as indicated on Schedule I.

(b) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Stock Dividends, Splits, etc. In case the Corporation shall at any time or from time to time after the Filing Date (A) declare a dividend or make a distribution on the outstanding shares of Common Stock or securities convertible into Common Stock, in either case, in shares of Common Stock or (B) effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Price by a fraction of which (x) the numerator is the number of shares of Common Stock that were outstanding immediately prior to such event and (y) the denominator is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 5(b)(i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, combination, consolidation or reclassification, at the close of business on the day upon which such corporate action becomes effective.

(c) Reorganization.

(i) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (“Transaction”) which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock or other securities or property (including cash) with respect to or in exchange for Common Stock, shares of Series E Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series E Preferred Stock was convertible immediately prior to the consummation of such Transaction. In any such case, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make appropriate provisions (as determined in good faith by the Board of Directors) in its certificate or articles of incorporation or other constituent documents to ensure that the provisions of Sections 1-5 herein will continue to be applicable to the Series E Preferred Stock or any such other shares of stock and other securities (other than Common Stock) and property deliverable upon conversion of the shares of Series E Preferred Stock remaining outstanding following the Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this Section 5(c) shall similarly apply to successive Transactions.

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(ii) In the event the Corporation shall propose to undertake any Transaction, the Corporation shall, within 10 days after the date the Board of Directors approves such Transaction or 20 days prior to any stockholders’ meeting called to approve such Transaction, whichever is earlier, give each holder of Preferred Stock and Common Stock initial written notice of the proposed Transaction, which notice shall describe the material terms and conditions of the proposed Transaction and a description of the stock, cash and/or property to be received by the holders of the Preferred Stock and Common Stock upon consummation of the proposed Transaction. The Corporation shall not consummate any such proposed Transaction before the expiration of 30 days after the mailing of the notice; provided that if any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give each holder of Preferred Stock and Common Stock written notice of such material change, and in such case the Corporation shall not consummate any such proposed Transaction before the expiration of 20 days after the mailing of any subsequent written notice.

(iii) Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the Surviving Person, if other than the Corporation, shall mail, by first-class mail, postage prepaid, to each record Holder of shares of Series E Preferred Stock, at such Holder’s address as it appears on the transfer books of the Corporation, (A) a written instrument assuming the obligation to deliver to such Holder such cash, property and securities to which, in accordance with the foregoing provisions, such Holder is entitled, and (B) an opinion of outside counsel for such Surviving Person stating that such assumption agreement is a valid, binding and enforceable agreement of the Surviving Person.

(iv) Nothing contained in this Section 5(c) shall limit the rights of Holders of the Series E Preferred Stock to convert the Series E Preferred Stock into shares of Common Stock of the Corporation.

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(d) Reports. Whenever the number of shares of Common Stock into which each share of Series E Preferred Stock is convertible is adjusted as provided in this Section 5, the Corporation shall promptly mail to the Holders of record of the outstanding shares of Series E Preferred Stock, at their respective addresses as the same shall appear in the Corporation’s transfer books, a certificate signed by an executive officer stating that the number of shares of Common Stock into which the shares of Series E Preferred Stock are convertible has been adjusted (setting forth in reasonable detail and certifying the calculation of such adjustment), the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series E Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and when such adjustment became effective. The Corporation shall give the Holders of Series E Preferred Stock written notice at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Transaction.

(e) Conversion Procedures.

(i) The Holder of any shares of Series E Preferred Stock may exercise its right to convert any or all such outstanding shares into shares of Common Stock at any time by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series E Preferred Stock to be converted, duly endorsed to the Corporation in blank, accompanied by a written notice stating that such Holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5. Upon delivery to the Corporation by a Holder of shares of Series E Preferred Stock of a notice of election to convert, the obligation of the Corporation to redeem such shares of Series E Preferred Stock shall terminate, regardless of whether a notice of redemption as described in Section 3 has been mailed. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common Stock to the Holder on conversion of the Series E Preferred Stock pursuant hereto.

(ii) As promptly as practicable, and in any event within 10 Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto the Corporation shall deliver or cause to be delivered (A) certificates (which shall bear legends, if appropriate) registered in the name of such Holder representing the number of shares of Common Stock to which the Holder of shares of Series E Preferred Stock so converted shall be entitled and (B) if less than the number of shares of Series E Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. All shares of Common Stock issuable upon conversion of the Series E Preferred Stock will be issued without charge to the Holders of Series E Preferred Stock and upon issuance will be fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Series E Preferred Stock to be converted so that the rights of the Holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

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(iii) If a conversion of Series E Preferred Stock is to be made in connection with a Transaction, the conversion of any shares of Series E Preferred Stock may, at the election of the Holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(iv) The Corporation shall not close its books against the transfer of Series E Preferred Stock or of Common Stock issued or issuable upon conversion of Series E Preferred Stock in any manner which interferes with the timely conversion of Series E Preferred Stock.

(f) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Series E Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series E Preferred Stock and to ensure that the shares of Common Stock may be issued without violation of any applicable law or regulation.

(g) Adjustment of Conversion Rate. Notwithstanding anything to the contrary herein, the number of shares of Series E Preferred Stock available for conversion by a Holder under this Section 5 shall be adjusted to reflect all payments (and corresponding partial redemptions of Series E Preferred Stock) made to such Holder pursuant to Section 2 hereof.

Section 6. Reacquired Shares

Any shares of Series E Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. If necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. No such shares of Series E Preferred Stock shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

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Section 7. General Provisions

The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 8. Definitions

For the purposes of this Certificate of Designation:

“Accrued Value” means, with respect to a share of Series E Preferred Stock, as at any date of determination, the sum of (i) the Stated Value plus (ii) the aggregate of all accrued but unpaid dividends on such share through and including such date, if any.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are closed.

“Common Stock” means the Common Stock of the Corporation.

“Conversion Price” means $1.00 per share (or the amount owing a Holder under the Holder’s applicable Schedule I), subject to adjustment as provided in Section 5(b).

“Convertible Securities” means (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into or exchangeable for Common Stock, and (iii) any options or warrants to purchase or other rights to acquire any such securities described in clauses (i), (ii) or (iii) above.

“Filing Date” means the date upon which this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware.

“Junior Securities” means the Corporation’s Common Stock and all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series E Preferred Stock, or which do not specify their rank, with respect to payment of dividends or distributions, or the distribution of assets upon liquidation, winding up or dissolution. This definition of Junior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Junior Securities.

“Parity Securities” means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series E Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon liquidation, winding up or dissolution. This definition of Parity Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Parity Securities.

“Person” means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

“Preferred Stock” means the Series E Preferred Stock.

“Redemption Obligation” means any obligation of the Corporation to redeem shares of Series E Preferred Stock pursuant to Section 3 hereof.

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“Senior Securities” means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Series E Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon liquidation, winding up or dissolution. This definition of Senior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Senior Securities.

“Series E Preferred Stock” has the meaning set forth in the Certificate of Incorporation.

“Stated Value” means, with respect to a share of Series E Preferred Stock, $1.00 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series E Preferred Stock).

“Subsidiary” of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Surviving Person” means the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Series E Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property, provided, that if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity shall be deemed to be a Surviving Person.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series E Preferred Stock to be duly executed this [____] day of June 2013.

ACTIVECARE, INC.

By:
Name:	David G. Derrick
Title:	Chief Executive Officer

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